UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
⌧	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMPIO PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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⌧	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

August 4, 2022

Dear Ampio Stockholder:

By now, you should have received your proxy materials for the 2022 annual meeting of stockholders of Ampio Pharmaceuticals, Inc. (“Ampio”) to vote on, among other things, Proposal No. 3 relating to approval of an amendment to the Ampio certificate of incorporation to effect a reverse stock split. The Ampio board of directors unanimously recommends that Ampio stockholders vote ‘‘FOR’’ Proposal No. 3.

The Ampio annual meeting of stockholders is scheduled to be held on Wednesday, August 10, 2022 at 11:00 a.m. MT in a virtual format via live webcast at: www.virtualshareholdermeeting.com/AMPE2022.

If you have already voted, thank you for your vote. If you have not voted, please CAST YOUR VOTE TODAY. To have your shares represented at the annual meeting as soon as possible, use the voting control number that accompanied your proxy materials and one of the following voting methods:

●	Vote by Internet: www.proxyvote.com
●	Vote by phone: 1 (800) 690-6903

If you are a street name holder, you should follow the instructions for voting that accompanied your proxy materials. Your vote is very important, regardless of the number of shares you own.

The reasons for the Ampio board of directors recommendation to stockholders are described in detail in Ampio’s proxy statement dated July 1, 2022. Some of these reasons include:

●	The Ampio board of directors believes that stockholder approval of Proposal No. 3 will provide Ampio with a means to cure Ampio’s current non-compliance with the NYSE American continued listing standard relating to low stock price by the December 23, 2022 deadline set by the NYSE American.
●	Continued listing on the NYSE American will benefit Ampio stockholders by supporting the liquidity for Ampio stock. In contrast, delisting from the NYSE American will result in less investor interest, lower trading volumes, higher proportionate transaction costs, and wider bid-ask spreads for investors.
●	Continued listing on the NYSE American will support the strategic alternatives process by positioning Ampio for maximum attractiveness as a counterparty and by permitting maximum flexibility in the structure of a strategic transaction. A key component of maximizing stockholder value in the strategic alternatives process is maintaining Ampio’s listing on the NYSE American.

We thank you for your support and again ask that you vote your shares as promptly as possible.

***

Caution Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact, included in this document regarding the proposed reverse stock split and strategic alternatives process are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including: the risk that the stockholders will not approve the reverse stock split proposal and that Ampio’s stock will be delisted from the NYSE American, limiting certain strategic transactions; the risk that if a reverse stock split is completed, the market price of Ampio’s common stock may not demonstrate sustained price improvement to regain compliance with the NYSE American continued listing standards or that Ampio will not be able to maintain listing on the NYSE American for any other reason; the risk that NYSE American can take accelerated delisting action in the event that the Company’s common stock trades at levels viewed to be abnormally low; the challenges in identifying one or more attractive, strategic businesses to transform Ampio through one or more strategic transactions and the risk that no strategic transaction will be considered by the Ampio board to be in the best interests of its stockholders; the strategic alternatives process will consume our cash resources and reduce cash available to be used in a strategic transaction or cash available for the post-closing business; the strategic alternatives process and any strategic transaction may involve unexpected costs, liabilities or delays; the expense and risk associated with any strategic transaction, including the risk that the expected benefits of the transaction may not be realized in the time frames expected or at all; and Ampio’s stock price may suffer as a result of uncertainty surrounding the strategic alternatives process and any resulting strategic transaction.